Exhibit 99.1
       Tengtu International and Microsoft (China) launch Tengtu Education
           Resource for Microsoft(R)Office at Beijing Software Forum

               TENGTU EXPECTS TO SELL 100,000 UNITS OVER 18 MONTHS



TORONTO & BEIJING - APRIL 26, 2004: Tengtu International Corp. (OTCBB:TNTU) and Microsoft (China) jointly launched the Tengtu Education Resource for Microsoft
(R) Office at the Forum on Software for Computerized Education in Beijing, China on Friday, April, 23rd.

In addition to Mr. Zhang Xinsheng, Vice Minister of China's Ministry of Education, Mr. Timothy Chen, Microsoft Global VP and CEO of Greater China, and Mr. Jack Lian, Chairman of Tengtu United, more than 200 people representing government, the information technology industry and the education sector attended the conference.

"The main feature of this software is the total integration of the Microsoft (R) Office platform into Tengtu's kindergarten to grade 12 education resources," said John Watt, President of Tengtu International. "It has all the functions that Microsoft (R) Office offers plus enhanced functionalities specifically developed for teachers."

Tengtu Education Resource for Microsoft (R) Office is complementary to Tengtu's other products and services. "The client-side application, which this new solution offers, is expected to accelerate our penetration of the Chinese market for our portals, satellite systems and content resources," added Mr. Watt.

In a conference call held following the seminar, Tengtu management indicated that its initial sales target of 100,000 units would generate gross revenue of US$5.5 million over the next 18 months based on a gross margin of 55 percent and a selling price of US$100 per unit. Cumulative sales over a five-year period could reach 1.5 million units according to management.

Established in 1996, Tengtu International Corp. is the leading provider of integrated education software and distance learning solutions in the People's Republic of China. Its wholly-owned subsidiary has been chosen by China's Ministry of Education to be the operating partner in the deployment of China's national education portal and distance learning network (CBERC) to make computerized education available to 250 million students in China's primary and secondary schools. Tengtu International Corp. and its joint venture partners employ more than 400 people in offices in Asia and North America and have more than 35,000 schools and 17.5 million students connected to its information network in China.

For more information please visit WWW.TENGTU.COM. To be added to Tengtu's email list for Company news, please send your email address to INFO@TENGTU.COM.


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CERTAIN FACTORS THAT CAN AFFECT THE COMPANY'S ABILITY TO ACHIEVE PROJECTED
RESULTS ARE DESCRIBED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB AND OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.




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